Exhibit 10.1
Global Telecom & Technology, Inc.
8484 Westpark Drive, Suite 720
McLean, VA 22102
November 3, 2006
To: David Ballarini
Dear Mr. Ballarini:
     This Employment Agreement (“Agreement”) will serve to confirm the terms of your employment with Global Telecom & Technology, Inc. (“GTT” or “Company”) as Chief Financial Officer. In consideration of the mutual promises contained in this Agreement, you and GTT agree to the following terms of employment.
1. EMPLOYMENT:
     GTT hereby offers you employment as Chief Financial Officer (“CFO”), commencing effective as of October 16, 2006. You hereby accept employment with GTT on the terms and conditions set forth in this Agreement. Your duties as CFO will include but not be limited to the following:
•	Directing the overall financial plans and accounting practices of an organization.

•	Overseeing treasury, accounting, budget, tax and audit activities of the organization and subsidiaries.

•	Overseeing financial and accounting system controls and standards and ensures timely financial and statistical reports for management and/or Board use; and

•	Managing the company’s finance groups in the United States and in the United Kingdom.
You agree to devote your best efforts and as much time as is required to execute your responsibilities and duties under this Agreement; provided, however, it is agreed that you can continue to serve as a Principal of Mercator Capital, LLC provided that such engagement does not interfere with your duties and responsibilities under this Agreement.
2. REMUNERATION:
     You will be paid a salary of $6,000 for service as CFO from the effective date of this Agreement through October 31, 2006, $12,000 for service as CFO from November 1, 2006 through November 30, 2006, and $15,000 per month for each calendar month of service as CFO thereafter. Salary payments will be made on a semi-monthly basis.
3. EXPENSES:
     Upon your submission of appropriate documentation or receipts, GTT shall reimburse you for any ordinary and necessary business expenses you incur in accordance with GTT’s guidelines on business expenses.
4. BENEFITS:
     GTT shall provide you with the basic annual leave and benefits that GTT makes available to full time employees in general.
5. TERMINATION:
     Your employment is at-will — that is, just as you may end your relationship with GTT at any time and for any reason or no reason at all, GTT may end its relationship with you at any time and for any reason or no reason at all.

6. CONFIDENTIALITY AND NONCOMPETITION:
     At the time your employment begins under this Agreement, you shall execute a Confidentiality and Noncompetition Agreement. Such Agreement will in no way contravene your duties toward GTT as an officer and fiduciary of the organization. For example, although you may perform work for Mercator Capital, LLC, such engagement shall in no way interfere with GTT’s business interests, business opportunities and/or any other fiduciary obligations you have toward GTT and its subsidiaries as an officer or board member of the Company.
7. ASSIGNMENT:
     This Agreement is not assignable by either party without the written consent of the other; provided, however, that the provisions of this Agreement shall inure to the benefit of and be binding upon any successor interest of GTT, whether by merger, consolidation, or transfer or all or substantially all of its assets or otherwise.
8. MISCELLANEOUS:
          a.      Waiver. The waiver by any party to this Agreement of a breach of any of the provisions of this Agreement shall not constitute a waiver of any subsequent breach.
          b.      Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted. This Agreement shall be construed according to its fair meaning and not strictly for or against either party.
          c.      Governing Law. This Agreement shall be governed by the law of the Commonwealth of Virginia, without regard to its conflict of laws provisions. You hereby irrevocably consent to, and waive any objection to the exercise of, personal jurisdiction by the state court located in Virginia with respect to any action or proceeding arising out of this Agreement.
          d.      Complete Agreement. This letter supersedes any and all prior discussions and understandings, whether written or oral, and represents the complete Agreement between the parties. Please indicate your acceptance of the terms of this Agreement by signing this letter in the space provided below and returning it to me as soon as possible.

Yours truly, GLOBAL TELECOM & TECHNOLOGY, INC.
By:
D. Michael Keenan
Chief Executive Officer

ACCEPTED:

Signature:

David Ballarini
Date: